Exhibit (d)(7)

PFIZER INC.
SPECIAL NOTICE FOR EMPLOYEES IN DENMARK
EMPLOYER STATEMENT
UPDATED FOR TENDER OFFER MODIFICATION OF TOTAL SHAREHOLDER RETURN UNITS (ONLY)

Pursuant to Section 3(1) of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships, as amended with effect from 1 January 2019 (the “Stock Option Act”), you are entitled to receive the following information regarding the Pfizer Inc. (the “Company”) 2019 Stock Plan (the “Plan”) in a separate written statement (the “Employer Statement”). This Employer Statement contains only the information mentioned in the Stock Option Act, while the other terms and conditions of your grant of Restricted Stock Units, Total Shareholder Return Units, Profit Units and/or Portfolio Performance Shares are described in detail in the Plan, your Grant Agreement, the Points of Interest (or “POI”) and, as applicable, your Compensation Statement, which have been made available to you. Note that receipt of this document indicates that you have received a grant under the Plan, but it does not guarantee that all of the above types of awards have been granted to you. For the type of award(s) granted to you, please refer to your Grant Agreement and, as applicable, your Compensation Statement.

In the event of any inconsistency between the Plan, the Grant Agreement and the POI, and this Employer Statement, the Plan, the Grant Agreement and the POI shall prevail.

As set forth in Section 1 of the Stock Option Act, the Stock Option Act only applies to “employees” as that term is defined in Section 2 of the Stock Option Act. If you are a member of the registered management of the Company’s affiliate in Denmark or otherwise do not satisfy the definition of employee, you will not be subject to the Stock Option Act and this Employer Statement will not apply to you.

1.	Date of grant of unfunded right to receive stock upon satisfying certain conditions

The grant date of your Restricted Stock Units, Total Shareholder Return Units and/or Portfolio Performance Shares is the date that the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved a grant for you and determined it would be effective, which is set forth in your Grant Agreement and, as applicable, your Compensation Statement. The exercise of Total Shareholder Return Units into Profit Units (permitted only in the limited circumstances described in the Grant Agreement) shall not be treated as a new grant.

2.	Terms or conditions for grant of a right to receive stock upon satisfying certain conditions

All employees of the Company and its affiliates and non-employee directors of the Company who meet the eligibility requirements in the Plan are eligible to participate in the Plan. The grant of Restricted Stock Units, Total Shareholder Return Units, Profit Units and/or Portfolio Performance Shares under the Plan is made at the sole discretion of the Committee and is intended to furnish a material incentive to such individuals by making available to them the

2023 (RSU/TSRU/PTU/PPS)

benefits of an increased common stock ownership in the Company. The Company may decide, in its sole discretion, not to make any grants of Restricted Stock Units, Total Shareholder Return Units, Profit Units and/or Portfolio Performance Shares to you in the future. Under the terms of the Plan, your Grant Agreement and the POI, you have no entitlement or claim to receive future grants of Restricted Stock Units, Total Shareholder Return Units, Profit Units, Portfolio Performance Shares or other awards under the Plan.

3.	Vesting date or period

Your Restricted Stock Units shall vest over three years at the rate of one-third per year on the anniversary of the grant date, unless vested or terminated earlier for the reasons set forth in your Grant Agreement and the POI. Your Restricted Stock Units shall be converted into an equivalent number of shares of the common stock of the Company (“Company Shares”) upon vesting.

Your Total Shareholder Return Units vest on the seventh anniversary of the grant date, unless vested or terminated earlier for the reasons set forth in your Tender Offer (Offer), Grant Agreement, the POI and Supplemental POI. The Company Shares underlying your Total Shareholder Return Units shall be issued as soon as practicable after the vesting date described above (“settlement date”). If vested Total Shareholder Return Units are exercised into Profit Units (permitted only in the limited circumstances described in the Grant Agreement), the Company Shares underlying your Profit Units shall not be issued until the original settlement date described immediately above.

Your Portfolio Performance Shares shall vest and settle on the third anniversary of the grant date, unless vested or terminated earlier for the reasons set forth in your Grant Agreement and the POI. The number of underlying Company Shares to which you are entitled will depend on the extent to which certain performance goals are satisfied and shall be issued as soon as practicable after the vesting date described above.

Your vesting may be accelerated in the event of your retirement, involuntary termination (including restructuring/sale of business/plant closing) other than for cause or a performance-related termination, total and permanent disability, involuntary termination without cause within 24 months following a change in control or death (with respect to all or a prorated portion depending on retirement eligibility and award type).

4.	Exercise price

No exercise price is payable upon the vesting of your Restricted Stock Units, Total Shareholder Return Units or Portfolio Performance Shares; exercise of Total Shareholder Return Units into Profit Units; or the issuance of Company Shares to you in accordance with the vesting/settlement schedule described above.

5.	Your rights upon termination of employment

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The treatment of your Restricted Stock Units, Total Shareholder Return Units, Profit Units and/or Portfolio Performance Shares upon termination of employment will be determined in accordance with the termination provisions set forth in your Grant Agreement and the POI, both as revised to the extent the Company has determined necessary to avoid adverse tax consequences in Denmark and summarized immediately below.

Summary of Termination Provisions – Long-Term Incentive Grant

Employment Change Due To:	Unvested RSUs	Vested TSRUs(1)	Unvested TSRUs	Unvested PPSs
Termination of Employment
… for reasons other than death, total and permanent disability, retirement, restructuring, without cause within 24 months following a change in control, or Cause	… are forfeited on the date of termination.	… not applicable.	… are forfeited on the date of termination.	… are forfeited on the date of termination.
… for performance related terminations and not retirement eligible, if retirement eligible see retirement treatment below	… are forfeited on the date of termination.	… not applicable.	… are forfeited on the date of termination.	… are forfeited on the date of termination.
… for Cause	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.	… not applicable.	… are forfeited on the date of termination.	… are forfeited on the date of termination.
Retirement(5)
	… are forfeited if retirement is prior to first anniversary of date of grant.	… not applicable.	… are forfeited if retirement is prior to first anniversary of date of grant.	… are forfeited if retirement is prior to first anniversary of date of grant.
	… if retirement is on or after the first anniversary of the date of grant, will immediately vest and be paid.	… not applicable.	… if retirement is on or after the first anniversary of date of grant, will immediately vest and be paid.	… if retirement is on or after the first anniversary of the date of grant, will immediately vest and may be paid at retirement based on the lower of either target or the

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Employment Change Due To:	Unvested RSUs	Vested TSRUs(1)	Unvested TSRUs	Unvested PPSs
minimum implied payout range of the average points of the total completed and annual scores available as of retirement.
While on an Approved Leave of Absence	... will continue to vest and be paid according to the schedule in the POI document.	... not applicable.	... will continue to vest according to the schedule in the POI document and will be settled on the settlement date.	... will continue to vest according to the schedule in the POI document and may be paid after the end of the performance period.
Total and Permanent Disability and Approved for Long- Term Disability by Termination	... will immediately vest and be paid.	... not applicable.	... will immediately vest and be paid.	... will immediately vest and may be paid out based on the lower of either target or the minimum implied payout range of the average points of the total completed and annual scores available as of separation.
Involuntary Termination (including Restructuring/Sale of Business/Plant Closing)[1] other than for Cause or a performance-related termination and
... not eligible for retirement(5)	... a prorated portion will immediately vest and be paid.	... not applicable.	... a prorated portion will immediately vest and be paid.	... a prorated portion will immediately vest and may be paid out based on the lower of either target or the minimum implied payout range of the average points of the total completed and annual scores available as of separation.

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Employment Change Due To:	Unvested RSUs	Vested TSRUs(1)	Unvested TSRUs	Unvested PPSs
… eligible for retirement prior to first anniversary of date of grant(5)	… a prorated portion will immediately vest and be paid.	… not applicable.	… a prorated portion will immediately vest and be paid.	… a prorated portion will immediately vest and may be paid out based on the lower of either target or the minimum implied payout range of the average points of the total completed and annual scores available as of separation.
… eligible for retirement on or after the first anniversary of the date of grant	… will immediately vest and be paid.	… not applicable.	… will immediately vest and be paid.	… will immediately vest and may be paid out based on the lower of either target or the minimum implied payout range of the average points of the total completed and annual scores available as of separation.

Involuntary Termination of Employment without Cause within 24 months following a Change in Control(2) (3)	… will immediately vest and be paid.	… not applicable.	… will immediately vest and be paid.	… will immediately vest and may be paid out based on the lower of either target or the minimum implied payout range of the average points of the total completed and annual scores available as of separation.
Death While still Employed with the Company(4) (5) …regardless of retirement eligibility	… regardless of retirement eligibility, vest as of the date of death and are immediately paid to your estate or the person you name in your will, as the case may be.	… not applicable.	… regardless of retirement eligibility, vest as of the date of death and immediately settled. Payment is made to your estate or the person you name in your will, as the case may be.	… regardless of retirement eligibility, vest immediately and paid at target to your estate or the person you name in your will, as the case may be.

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Employment Change Due To:	Unvested RSUs	Vested TSRUs(1)	Unvested TSRUs	Unvested PPSs
Death after Retirement(4) (5) (6)	…not applicable.	… not applicable.	… not applicable.	… not applicable.

This table is a generalized summary of the termination provisions of the long-term incentive grants.

(1)	Not applicable because TSRUs granted in Denmark are vested and settled 7 years after grant.

(2)	Subject to signing a release agreement, as applicable.

(3)	For additional information please refer to Section 11 of the Plan.

(4)	Payments will be made before the end of the second year following the date of death.

(5)	Retirement is defined as having attained a minimum age of 55 and a minimum of 10 years of service or a minimum age of 62 and a minimum of 5 years of service, at the time of your separation from the Company. For avoidance of doubt, the minimum years of service must be continuous and uninterrupted, measured from the most recent hire date in effect as of the separation date; as determined by the Committee or its delegates.

(6)	See Retirement above.

6.	Financial aspects of participating in the Plan

The grant of Restricted Stock Units, Total Shareholder Return Units, Profit Units and/or Portfolio Performance Shares has no immediate financial consequences for you. It is not until vesting of Restricted Stock Units and settlement of Total Shareholder Return Units, Profit Units or Portfolio Performance Shares and the subsequent sale of Company Shares acquired at vesting/settlement that you may realize any income under the Plan. The value of the Restricted Stock Units, Total Shareholder Return Units, Profit Units and/or Portfolio Performance Shares is not taken into account when calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments calculated on the basis of salary.

Shares of stock are financial instruments and investing in stock will always have financial risk. The possibility of profit at the time of vesting/settlement will not only be dependent on the Company’s financial development, but also on the general development on the stock market. In addition, the future value of Company Shares is unknown, indeterminable, and cannot be predicted with certainty.

The Company shall have the authority to satisfy any income tax, social insurance or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or your employer to be an appropriate charge to you, and required to be withheld from you, by any of the means set forth in your Grant Agreement. This statement does not address the possible tax implications of receiving or vesting in Restricted Stock Units, or of receiving or vesting in, or settlement of, Total Shareholder Return Units, Profit Units or Portfolio Performance Shares, or the sale of any Company

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Shares acquired under the Plan. You are encouraged to discuss this matter with your personal financial or tax advisor.

PFIZER INC.

66 Hudson Boulevard East
New York, NY 10001
U.S.A.

2023 (RSU/TSRU/PTU/PPS)

PFIZER INC.
SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK
ARBEJDSGIVERERKLÆRING
OPDATERET FOR TILBUD MODIFIKATION AF SAMLEDE AKTIONÆRER AF RETURNERINGSENHEDER (KUN)

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold som ændret med virkning fra 1. januar 2019 (“Aktieoptionsloven”) er du berettiget til i en særskilt skriftlig erklæring (“Erklæringen”) at modtage følgende oplysninger om Pfizer Inc.’s (“Selskabets”) 2019 Stock Plan (“Ordningen”). Denne Erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven, idet de øvrige betingelser for tildelingen af Betingede Aktier (defineret som Restricted Stock Units i Ordningen), TSR-aktier (defineret som Total Shareholder Return Units i Ordningen), Avanceaktier (defineret som Profit Units i Ordningen) og/eller Porteføljepræstationsaktier (defineret som Portfolio Performance Shares i Ordningen ) er beskrevet nærmere i Ordningen, i Tildelingsaftalen (Grant Agreement), i Værd at Vide (Points of Interest eller “POI”) og evt. Vederlagsmeddelelsen (Compensation Statement), som du har fået udleveret. Din modtagelse af dette dokument er et tegn på, at du har modtaget en tildeling i henhold til Ordningen, men det er ikke nogen garanti for, at du har fået alle de ovennævnte typer af tildelinger. For at se, hvilke(n) type(r) af tildelingerne du har fået, henvises du til Tildelingsaftalen og evt. Vederlagsmeddelelsen.

I tilfælde af uoverensstemmelser mellem Ordningen, Tildelingsaftalen, POI og denne arbejdsgivererklæring gælder Ordningen, Tildelingsaftalen og POI.

Som anført i Aktieoptionslovens § 1 finder Aktieoptionsloven kun anvendelse for “lønmodtagere” som defineret i lovens § 2. Hvis du er anmeldt som direktør eller bestyrelsesmedlem i Selskabets filial i Danmark eller af andre grunde ikke kan kalde dig en lønmodtager som defineret i Aktieoptionsloven, vil du ikke være omfattet af Aktieoptionsloven, og denne Erklæring vil ikke være gældende for dig.

1.	Tidspunkt for tildeling af den vederlagsfri ret til at modtage aktier mod opfyldelse af visse betingelser

Tidspunktet for tildelingen af de Betingede Aktier, TSR-aktier og/eller Porteføljepræstationsaktier er den dato, hvor Vederlagsudvalget under Selskabets Bestyrelse (“Udvalget”, defineret som Compensation Committee of the Board of Directors i ordningen) godkendte tildelingen og besluttede, at den skulle træde i kraft, hvilken dato fremgår af Tildelingsaftalen og evt. Vederlagsmeddelelsen. Såfremt TSR-aktier udnyttes til at modtage Avanceaktier (kun tilladt under de begrænsede omstændigheder, der er beskrevet i Tildelingsaftalen), vil dette ikke blive anset for at være en ny tildeling.

2.	Kriterier for tildeling af retten til at modtage aktier ved opfyldelse af visse betingelser

Alle medarbejdere i Selskabet og i dets forbundne virksomheder samt eksterne bestyrelsesmedlemmer i Selskabet, som opfylder betingelserne i Ordningen, kan deltage i Ordningen. Tildelingen af Betingede Aktier, TSR-aktier, Avanceaktier og/eller

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Porteføljepræstationsaktier i henhold til Ordningen sker efter Udvalgets eget skøn og har til formål at give modtagerne et væsentligt incitament ved at tilbyde dem de fordele, der er forbundet med en øget beholdning af ordinære aktier i Selskabet. Selskabet kan frit vælge fremover ikke at tildele dig nogen Betingede Aktier, TSR-aktier, Avanceaktier og/eller Porteføljepræstationsaktier. I henhold til bestemmelserne i Ordningen, Tildelingsaftalen og POI har du hverken ret til eller krav på fremover at modtage Betingede Aktier, TSR-aktier, Avanceaktier, Porteføljepræstationsaktier eller andre tildelinger i henhold til Ordningen.

3.	Modningstidspunkt eller -periode

Dine Betingede Aktier modnes over tre år med en tredjedel pr. år regnet fra tildelingstidspunktet, medmindre de modnes eller bortfalder på et tidligere tidspunkt af de årsager, der er anført i Tildelingsaftalen og i POI. Ved modningen konverteres de Betingede Aktier til et tilsvarende antal ordinære aktier i Selskabet (“Aktier i Selskabet”).

Dine TSR-aktier optjenes syv år efter tildelingsdatoen, medmindre de optjenes eller udløber tidligere af de årsager, der er angivet i tilskudsaftalen, POI og Supplerende POI. De til dine TSR-aktier knyttede underliggende Aktier i Selskabet udstedes, så snart det er praktisk muligt efter det ovenfor beskrevne modningstidspunkt (“afregningstidspunktet”). Såfremt modnede TSR-aktier udnyttes til at modtage Avanceaktier (kun tilladt under de begrænsede omstændigheder, der er beskrevet i Tildelingsaftalen), vil de til Avanceaktierne knyttede underliggende Aktier først blive udstedt på ovennævnte oprindelige afregningstidspunkt.

Dine Porteføljepræstationsaktier modnes og afregnes tre år efter tildelingstidspunktet, medmindre de modnes eller bortfalder på et tidligere tidspunkt af de årsager, der er anført i Tildelingsaftalen og i POI. Antallet af underliggende Aktier i Selskabet, som du vil være berettiget til, afhænger af, i hvor høj grad visse præstationsmål opnås, og de vil blive udstedt, så snart det er praktisk muligt efter det ovenfor beskrevne modningstidspunkt.

Modningen vil kunne fremskyndes, såfremt du går på pension eller afskediges (herunder i forbindelse med omstrukturering/virksomhedssalg/fabrikslukning) medmindre afskedigelsen sker med gyldig grund eller såfremt du fratræder af performancerelaterede årsager, såfremt du bliver fuldt og permanent uarbejdsdygtig, såfremt du inden for 24 måneder efter et kontrolskifte ufrivilligt opsiges uden gyldig grund, eller såfremt du afgår ved døden (for så vidt angår hele eller en forholdsmæssig andel afhængig af pensionsmulighederne og typen af tildelinger).

4.	Udnyttelseskurs

Der betales ingen udnyttelseskurs, når de Betingede Aktier, TSR-aktier og/eller Porteføljepræstationsaktier modnes, eller når TSR-aktier udnyttes til at modtage Avanceaktier, eller når der udstedes ordinære Aktier i Selskabet til dig i overensstemmelse med den ovenfor beskrevne modnings-/afregningstidsplan.

5.	Din retsstilling ved fratræden

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De Betingede Aktier, TSR-aktierne, Avanceaktierne og/eller Porteføljepræstationsaktierne vil ved din fratræden blive behandlet i overensstemmelse med bestemmelserne i Tildelingsaftalen og i POI, begge som revideret i det omfang Selskabet har anset det for nødvendigt for at undgå ugunstige skattemæssige konsekvenser i Danmark og som opsummeret nedenfor.

Sammendrag af fratrædelsesbestemmelser - langsigtet incitamentstildeling

Årsag til ændring af ansættelsesforholdet:	Umodnede RSU- aktier	Modnede TSR- aktier(1)	Umodnede TSR- aktier	Umodnede PPS- aktier
Ophør af ansættelsesforholdet
… af andre årsager end dødsfald, fuld og permanent uarbejdsdygtighed, pensionering, omstrukturering, uden gyldig grund inden for 24 måneder efter et kontrolskifte, eller med Gyldig Grund	… bortfalder på fratrædelsesdatoen .	… ikke relevant.	… bortfalder på fratrædelsesdatoen .	… bortfalder på fratrædelsesdatoen.
… af årsager, der relaterer sig til performance, og pensionsalder ikke nået. Hvis pensionsalder er nået, henvises til behandlingen af pensionering nedenfor	… bortfalder på fratrædelsesdatoen .	… ikke relevant.	… bortfalder på fratrædelsesdatoen .	… bortfalder på fratrædelsesdatoen.
… med Gyldig Grund	… bortfalder på fratrædelsesdatoen og allerede udbetalte beløb skal evt. tilbagebetales.	… ikke relevant.	… bortfalder på fratrædelsesdatoen .	… bortfalder på fratrædelsesdatoen.
Pensionering(5)
	… bortfalder, hvis pensionering sker inden første årsdag for tildelingen.	… ikke relevant.	… bortfalder, hvis pensionering sker inden første årsdag for tildelingen.	… bortfalder, hvis pensionering sker inden første årsdag for tildelingen.
	… hvis pensionering sker på eller efter første årsdag for tildelingen, modnes øjeblikkeligt, og der sker udbetaling.	… ikke relevant.	… hvis pensionering sker på eller efter første årsdag for tildelingen, modnes øjeblikkeligt, og der sker udbetaling.	… hvis pensionering sker på eller efter første årsdag for tildelingen, modnes øjeblikkeligt, og der kan evt. ske udbetaling ved pensionering baseret på den laveste værdi

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Årsag til ændring af ansættelsesforholdet:	Umodnede RSU- aktier	Modnede TSR- aktier(1)	Umodnede TSR- aktier	Umodnede PPS- aktier
af enten target eller det mindste implicitte udbetalingsniveau for de gennemsnitlige points af de samlede gennemførte og årlige scorer, der forelå på tidspunktet for pensioneringen.
Under godkendt orlov	… modnes fortsat og udbetales i henhold til POI- dokumentet.	… ikke relevant.	… modnes fortsat iht. POI- dokumentet og afregnes på afregningsdatoen.	… modnes fortsat iht. POI-dokumentet og kan udbetales efter performanceperioden s udløb.
Fuld og permanent uarbejdsdygtighed og ved godkendt fratrædelse som følge af langvarig uarbejdsdygtighed	… modnes øjeblikkeligt og udbetales.	… ikke relevant.	… modnes øjeblikkeligt og udbetales.	… modnes øjeblikkeligt, og der kan evt. ske udbetaling baseret på den laveste værdi af enten target eller det mindste implicitte udbetalingsniveau for de gennemsnitlige points af de samlede gennemførte og årlige scorer, der forelå på tidspunktet for fratrædelsen.
Afskedigelse (herunder Omstrukturering/Virks omhedssalg/fabriksluk ning )[1] bortset fra afskedigelse med Gyldig Grund eller fratrædelse af performancerelaterede årsager og
… pensionsalder er ikke nået(5)	… en forholdsmæssig andel modnes øjeblikkeligt og udbetales.	… ikke relevant.	… en forholdsmæssig andel modnes øjeblikkeligt og udbetales.	… en forholdsmæssig andel modnes øjeblikkeligt, og der kan evt. ske udbetaling baseret på den laveste værdi af enten target eller det mindste implicitte udbetalingsniveau for de gennemsnitlige points af de samlede gennemførte og

2023 (RSU/TSRU/PTU/PPS)

Årsag til ændring af ansættelsesforholdet:	Umodnede RSU- aktier	Modnede TSR- aktier(1)	Umodnede TSR- aktier	Umodnede PPS- aktier
årlige scorer, der forelå på tidspunktet for fratrædelsen.
… pensionsalder er nået(5) inden første årsdag for tildelingen.	… en forholdsmæssig andel modnes øjeblikkeligt og udbetales.	… ikke relevant.	… en forholdsmæssig andel modnes øjeblikkeligt og udbetales.	… en forholdsmæssig andel modnes øjeblikkeligt, og der kan evt. ske udbetaling baseret på den laveste værdi af enten target eller det mindste implicitte udbetalingsniveau for de gennemsnitlige points af de samlede gennemførte og årlige scorer, der forelå på tidspunktet for fratrædelsen.
… pensionsalder er nået(5) på eller efter første årsdag for tildelingen	… modnes øjeblikkeligt og udbetales. .	… ikke relevant.	… modnes øjeblikkeligt og udbetales.	… modnes øjeblikkeligt, og der kan evt. ske udbetaling baseret på den laveste værdi af enten target eller det mindste implicitte udbetalingsniveau for de gennemsnitlige points af de samlede gennemførte og årlige scorer, der forelå på tidspunktet for fratrædelsen.
Tvungen fratrædelse uden Gyldig Grund inden for 24 måneder efter et Kontrolskifte(2) (3)	… modnes øjeblikkeligt og udbetales.	… ikke relevant.	… modnes øjeblikkeligt og udbetales.	… modnes øjeblikkeligt, og der kan evt. ske udbetaling baseret på den laveste værdi af enten target eller det mindste implicitte udbetalingsniveau for de gennemsnitlige points af de samlede gennemførte og årlige scorer, der forelå på tidspunktet for fratrædelsen.

2023 (RSU/TSRU/PTU/PPS)

Årsag til ændring af ansættelsesforholdet:	Umodnede RSU- aktier	Modnede TSR- aktier(1)	Umodnede TSR- aktier	Umodnede PPS- aktier
Død under ansættelsesforholdets beståen(4) (5) …uanset, om pensionsalderen er nået	… uanset, om pensionsalderen er nået, sker der modning på dødsdatoen, og der vil straks ske udbetaling til boet eller evt. arvinger.	… ikke relevant.	… uanset, om pensionsalderen er nået, sker der modning på dødsdatoen, og der afregnes straks. Udbetaling sker til boet eller evt. arvinger.	… uanset, om pensionsalderen er nået, sker der øjeblikkelig modning og udbetaling til boet eller evt. arvinger.
Død efter pensionering(4) (5) (6)	- ikke relevant.	… ikke relevant.	… ikke relevant.	… ikke relevant.

Denne tabel opsummerer fratrædelsesbestemmelserne for de langsigtede incitamentstildelinger.

(1)	Ikke relevant, da TSR-aktier, der tildeles i Danmark, modnes og afregnes 7 år efter tildelingen.

(2)	Evt. betinget af indgåelse af en aftale om fritstilling.

(3)	For yderligere oplysninger henvises til pkt. 11 i Ordningen.

(4)	Udbetaling sker inden udgangen af år 2 efter dødsdatoen.

(5)	Ved “pensionering” forstås, at man er minimum 55 år gammel og har minimum 10 års anciennitet, eller at man er minimum 62 år gammel og har minimum 5 års anciennitet på fratrædelsestidspunktet. For god ordens skyld skal anciennitetsperioden være en uafbrudt periode regnet fra den seneste ansættelsesdato på tidspunktet for fratrædelsen som fastsat af Udvalget eller repræsentanter for Udvalget.

(6)	Se Pensionering ovenfor.

6.	Økonomiske aspekter ved at deltage i Ordningen

Tildelingen af Betingede Aktier, TSR-aktier, Avanceaktier og/eller Porteføljepræstationsaktier har ingen umiddelbare økonomiske konsekvenser for dig. Det er først i forbindelse med modningen af de Betingede Aktier og afregningen af TSR-aktier, Avanceaktier eller Porteføljepræstationsaktier samt det efterfølgende salg af de Aktier, der er erhvervet i forbindelse med modningen/afregningen, at du realiserer en indkomst i henhold til Ordningen. Værdien af de Betingede Aktier, TSR-aktier, Avanceaktier og/eller Porteføljepræstationsaktier indgår ikke i beregningen af nogen former for fratrædelsesgodtgørelse, herunder godtgørelse for usaglig afskedigelse, feriepenge, bonus, pensionsbidrag, sociale ydelser eller øvrige lovbestemte vederlagsafhængige ydelser.

Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Således afhænger muligheden for fortjeneste på modnings-/afregningstidspunktet ikke alene af Selskabets økonomiske udvikling, men også af den

2023 (RSU/TSRU/PTU/PPS)

almindelige udvikling på aktiemarkedet. Derudover er den fremtidige værdi af Selskabets Aktier ukendt, og den kan ikke opgøres eller forudsiges med sikkerhed.

Selskabet har ret til at få dækket eventuel indkomstskat, socialforsikringsbidrag og andre skatter og afgifter, der relaterer sig til din deltagelse i Ordningen, og som juridisk kan pålignes dig, eller som af Selskabet eller din arbejdsgiver anses for at være en passende udgift for dig, og kan kræve dette tilbageholdt fra udbetalinger til dig således som beskrevet i Tildelingsaftalen. Denne erklæring vedrører ikke de mulige skattemæssige konsekvenser i forbindelse med modtagelse eller udnyttelse af Betingede Aktier, modtagelse, modning eller afregning af TSR-aktier, Avanceaktier eller Porteføljepræstationsaktier eller salg af Aktier, der er erhvervet i henhold til Ordningen. Du opfordres til at drøfte dette med din personlige økonomiske rådgiver eller skatterådgiver.

PFIZER INC.
66 Hudson Boulevard East
New York, NY 10001
U.S.A.

2023 (RSU/TSRU/PTU/PPS)